Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-52032, 333-08035, 33-80869, and 333-116102 of The Greenbrier Companies, Inc. on Forms S-8 of our report dated November 11, 2004, (July 22, 2005 as to Note 26), appearing in this Current Report on Form 8-K of The Greenbrier Companies, Inc. for the year ended August 31, 2004.

Portland, Oregon
July 22, 2005